Exhibit 1.1

AFFILIATED MANAGERS GROUP, INC.

(a Delaware corporation)

1,885,726 Shares of Common Stock

PRICING AGREEMENT

Dated: October 13, 2004

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Affiliated Managers Group, Inc.
(a Delaware corporation)

1,885,726 Shares of Common Stock
(Par Value $0.01 Per Share)

PRICING AGREEMENT

October 13, 2004

MERRILL LYNCH INTERNATIONAL
c/o Merrill Lynch, Pierce, Fenner & Smith
Incorporated
4 World Financial Center
New York, New York 10080

Ladies and Gentlemen:

Affiliated Managers Group, Inc., a Delaware corporation (the “Company”) has entered into a forward stock purchase transaction with Merrill Lynch International (“MLI”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“ML”) acting as agent for the parties as set forth in a separate letter agreement dated the date hereof (the “Confirmation”), a copy of which is attached hereto as Exhibit A. In connection therewith, the Company understands that ML will effect sales of a number of borrowed shares of the Company’s common stock, par value $0.01 per share, equal to the applicable initial Base Amount (as defined in the Confirmation).  The aforesaid shares of common stock will be borrowed and sold by MLI to ML and are hereinafter called the “Securities”.  The sale of the Securities by ML shall be subject to the terms and conditions stated herein.

The Company understands that ML proposes to make a public offering of the Securities as soon as ML deems advisable after this Agreement has been executed and delivered.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration No. 333-74558).  The registration statement includes a prospectus relating to certain of its debt securities, preferred stock, common stock and stock purchase contracts and the offering thereof from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to the registration statement.  The registration statement has been declared effective by the Commission.  As provided in Section 2(a), a prospectus supplement reflecting the terms of the Securities, the terms of the offering thereof and other matters set forth therein has been prepared and will be filed pursuant to Rule 424 under the 1933 Act.  Such prospectus supplement, in the form first filed after the date hereof pursuant to Rule 424, is herein referred to as the “Prospectus Supplement.”  Such registration statement as amended at the date hereof, including the exhibits thereto and the documents incorporated by reference therein, is hereinafter referred to as the “Registration Statement” and the basic prospectus included in the Registration Statement relating to all offerings of securities under the Registration Statement, as supplemented by the Prospectus Supplement, is herein called the “Prospectus,” except that, if such basic prospectus is amended or supplemented on or prior to the date on which the Prospectus Supplement is first filed pursuant to Rule 424, the term “Prospectus” shall refer to the basic prospectus as so amended or supplemented and as supplemented by the Prospectus Supplement, in either case including the documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), that are incorporated by reference therein.  Any preliminary prospectus supplement attached to the basic prospectus that was filed omitting certain information regarding the public offering price and description of the Securities pursuant to Rule 424(b)(3) of the rules and regulations of the Commission under the 1933 Act and used prior to the execution and delivery of this Agreement, is herein called a “preliminary prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus, any Prospectus Supplement or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, prior to the execution of this Agreement; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the 1934 Act which is incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, after the execution of this Agreement.

Delivery of the Securities by MLI to ML shall be made at the offices of Sidley Austin Brown & Wood llp, 875 Third Avenue, New York, New York 10022, at 10:00 A.M. (Eastern Time) on October 18, 2004 or such other place, time and date as ML, MLI and the Company may agree upon in writing.  Such date is referred to herein as the “Date of Delivery.”

SECTION 1.           Representations and Warranties.

(a)           Representations and Warranties by the Company.  The Company represents and warrants to MLI as of the date hereof and as of the Date of Delivery (each such date, a “Representation Date”), as follows:

(i)            Compliance with Registration Requirements.  The Company meets the requirements for use of Form S-3 under the 1933 Act.  The Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information with

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respect to the Registration Statement (or any document incorporated therein by reference pursuant to the 1934 Act) has been complied with.

At the respective times the Registration Statement and any post-effective amendments thereto became effective and at each Representation Date, the Registration Statement and any amendments thereto complied and will comply in all material respects with the requirements of the 1933 Act and of the rules and regulations of the Commission thereunder (the “1933 Act Regulations”) and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the date of the Prospectus and at the Date of Delivery, neither the Prospectus nor any amendments and supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any amendment thereto) or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by MLI or by its affiliates or representatives on behalf of MLI expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto).

Each prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed in all material respects with the 1933 Act Regulations and the Prospectus delivered to ML for use in connection with the offering of the Securities will, at the time of such delivery, be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(ii)           Incorporated Documents.  The documents incorporated by reference in the Registration Statement and the Prospectus (the “Incorporated Documents”), at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Prospectus, at the date of the Prospectus and at the Date of Delivery, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii)          Independent Accountants.  The accountants who certified the financial statements and supporting schedules incorporated by reference into the Registration Statement and the Prospectus are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

(iv)          Financial Statements.  The financial statements included in or incorporated into the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates

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indicated and the consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as stated therein.  The supporting schedules incorporated by reference in the Registration Statement and the Prospectus present fairly in accordance with GAAP the information required to be stated therein.

(v)           No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein (including the Incorporated Documents), (A) there has been no material adverse change or prospective material adverse change in the business, management, financial position, stockholders equity or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), and (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(vi)          Good Standing of the Company.  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under, or as contemplated by, this Agreement and the Confirmation.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vii)         Good Standing of Subsidiaries.  Each subsidiary of the Company has been duly organized or formed and is validly existing as a corporation, limited partnership, limited liability company, Massachusetts business trust or general partnership, as the case may be, under the laws of its jurisdiction of organization and is in good standing under the laws of its jurisdiction of organization, has power (corporate or otherwise) and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus or in the Incorporated Documents and is duly qualified as a foreign corporation, limited partnership, limited liability company, Massachusetts business trust or general partnership, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.  Except as otherwise disclosed in the Prospectus or in the Incorporated Documents, all of the issued shares of capital stock of each subsidiary of the Company which is a corporation, have been duly authorized and validly issued, and are fully paid and non-assessable, and (except for directors’ qualifying shares and as described generally in the Prospectus and in

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the Incorporated Documents) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, in each case with such exceptions, individually or in the aggregate, as would not have a Material Adverse Effect.  The partnership interests, membership interests and shares of beneficial interest of each subsidiary of the Company which is a partnership, limited liability company or Massachusetts business trust have been validly issued in accordance with applicable law and the partnership agreement, limited liability agreement or declaration of trust, as applicable, of such subsidiary, and (except as described generally in the Prospectus or in the Incorporated Documents) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except, in the case of each subsidiary of the Company, for liens, encumbrances, equities or claims which individually or in the aggregate would not be material to the Company’s ownership of such subsidiary or to the Company’s exercise of its rights with respect to such subsidiary; and none of the outstanding shares of capital stock, partnership interests, membership interests or shares of beneficial interests, as the case may be, of any subsidiary of the Company was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

(viii)        Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(ix)           Authorization of Confirmation.  The Confirmation has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and the description of the Confirmation set forth in the Prospectus is correct in all material respects.

(x)            Description of Securities.  The description of the Securities set forth in the Prospectus is correct in all material respects.

(xi)           Absence of Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or other constituting or organizational document or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary of the Company is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Prospectus and compliance by the Company with its obligations hereunder, have been duly authorized by all necessary corporate action and do not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below)

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under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary of the Company pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws or other constituting or organizational instrument as in effect on the date hereof of the Company or any subsidiary of the Company or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their assets, properties or operations, except for any such violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of law which would not result in a Material Adverse Effect.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary of the Company.

(xii)          Absence of Labor Dispute.  No material labor dispute with the employees of the Company or any subsidiary of the Company exists or, to the knowledge of the Company, is imminent.

(xiii)         Absence of Proceedings.  Except as disclosed in the Registration Statement and the Prospectus or in the Incorporated Documents, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary of the Company, which, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

(xiv)        Accuracy of Exhibits.  All of the descriptions of contracts or other documents contained or incorporated by reference in the Registration Statement and the Prospectus are accurate and complete descriptions in all material respects of such contracts or other documents.

(xv)         Possession of Intellectual Property.  The Company and its subsidiaries own or possess the intellectual property necessary to carry on the business now operated by them, and neither the Company nor, to the best of the Company’s knowledge, any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any such intellectual property or of any facts or circumstances which would render any such intellectual property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

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(xvi)        Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated by this Agreement, or for the due execution, delivery or performance of this Agreement, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws.

(xvii)       Possession of Licenses and Permits.  The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except in any such case where the failure to so possess or to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xviii)      Title to Property.  The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Prospectus or (b) would not, singly or in the aggregate, result in a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Prospectus or in the Incorporated Documents, are in full force and effect, and neither the Company nor any subsidiary of the Company has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary of the Company under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(xix)         Investment Company Act.  Neither the Company nor any of its subsidiaries are, and upon the offering of the Securities as herein contemplated will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xx)          Environmental Laws.  Except as described in the Prospectus or in the Incorporated Documents and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common

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law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the best knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, and (D) to the best knowledge of the Company, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

(xxi)         Adviser Activities and Broker-Dealer Business.  The Company is not required to register as an “investment adviser” or as a “broker-dealer” within the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or the 1934 Act, respectively, and the rules and regulations of the Commission promulgated thereunder.  The Company is not required to be registered, licensed or qualified as an investment adviser or broker-dealer under the laws requiring any such registration, licensing or qualification in any jurisdiction in which it or its subsidiaries conduct business.

Each of the subsidiaries has been duly registered as an investment adviser under the Advisers Act, and has been duly registered as a broker-dealer under the 1934 Act, and each such registration is in full force and effect, in each case to the extent such registration is required and with such exceptions as would not reasonably be expected to have a Material Adverse Effect.  Each of the subsidiaries is duly registered, licensed or qualified as an investment adviser and broker-dealer under state and local laws where such registration, licensing or qualification is required by such laws and is in compliance with all such laws requiring any such registration, licensing or qualification, in each case with such exceptions, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect.

(xxii)        Compliance with Laws.  Each subsidiary of the Company which is required to be registered as an investment adviser or broker-dealer is and has been in compliance with all applicable laws and governmental rules and regulations, as may be applicable to its investment advisory or broker-dealer business, except to the extent that such non-compliance would not reasonably be expected to result in a Material Adverse Effect and none of such subsidiaries is prohibited by any provision of the Advisers Act or the 1940 Act from acting as an investment adviser.  Each subsidiary of the Company which is required to be registered as a broker-dealer is a member in good standing of the National Association of Securities Dealers,

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Inc.  No subsidiary of the Company which is required to be registered as an investment adviser or broker-dealer is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority relating to any aspect of its investment advisory or broker-dealer business, which would need to be disclosed pursuant to Rule 206(4)-4(b) under the Advisers Act, or which is reasonably likely to give rise to an affirmative answer to any of the questions in Item 11, Part 1 of the Form ADV of such registered investment adviser or which is reasonably likely to give rise to an affirmative answer to any of the questions in Item 7 of the Form BD of such broker-dealer.

(xxiii)       Registration of Funds.  Each mutual fund of which a subsidiary of the Company serves as the investment advisor (a “Mutual Fund”) has been since inception, is currently and will be immediately after consummation of the transactions contemplated herein, a duly registered investment company in compliance with the  1940 Act, and the rules and regulations promulgated thereunder and duly registered or licensed, except where any failure to be duly registered, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Since their initial offering, shares of each of the Mutual Funds have been duly qualified for sale under the securities laws of each jurisdiction in which they have been sold or offered for sale at such time or times during which such qualification was required, and, if not so qualified, the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.  The offering and sale of shares of each of the Mutual Funds have been registered under the 1933 Act during such period or periods for which such registration is required; the related registration statement has become effective under the 1933 Act; no stop order suspending the effectiveness of any such registration statement has been issued and no proceedings for that purpose have been instituted or, to the best knowledge of the Company, are contemplated.  Except to the extent that such failure to comply, misstatement or omission, as the case may be, would not reasonably be likely to result in a Material Adverse Effect, the registration statement of each Mutual Fund, together with the amendments and supplements thereto, under the 1940 Act and the 1933 Act has, at all times when such registration statement was effective, complied in all material respects with the requirements of the 1940 Act and the 1933 Act then in effect and neither such registration statement nor any amendments or supplements thereto contained, at the time and in light of the circumstances in which they were made, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading.  All shares of each of the Mutual Funds were sold pursuant to an effective registration statement, or pursuant to a valid exemption from registration, and have been duly authorized and are validly issued, fully paid and non-assessable.  Each of the Mutual Funds’ investments has been made in accordance with its investment policies and restrictions set forth in its registration statement in effect at the time the investments were made and have been held in accordance with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held, except to the extent any failure to comply with such policies and restrictions, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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(xxiv)       Agreements.  The Company is not party to any investment advisory agreement or distribution agreement and is not serving or acting as an investment adviser to any person.  Each of the investment advisory agreements to which any of its subsidiaries is a party is a legal and valid obligation of such subsidiary and complies with the applicable requirements of the Advisers Act and the rules and regulations of the Commission thereunder, except where the failure to so comply would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the investment advisory agreements and distribution agreements between a subsidiary of the Company and a Mutual Fund is a legal and valid obligation of such subsidiary and complies with the applicable requirements of the 1940 Act, and in the case of such distribution agreements, with the applicable requirements of the 1934 Act, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No investment advisory agreement or distribution agreement to which any of the subsidiaries is a party that was either in effect on January 1, 2004 or entered into by a subsidiary of the Company since January 1, 2004 has been terminated or expired, except where any such termination or expiration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of such subsidiaries is in breach or violation of or in default under any such investment advisory agreement or distribution agreement, with such exceptions individually or in the aggregate as would not reasonably be expected to have a Material Adverse Effect.  No subsidiary of the Company is serving or acting as an investment adviser to any person except pursuant to an agreement to which such subsidiary is a party and which is in full force and effect, other than any agreement the non-existence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The consummation of the transaction contemplated herein will not constitute an “assignment” as such term is defined in the Advisers Act and the 1934 Act.

SECTION 2.           Covenants of the Company.  The Company covenants with MLI as follows:

(a)           Compliance with Securities Regulations and Commission Requests.  The Company, subject to Section 2(b), will notify MLI immediately, and confirm the notice in writing, of (i) the effectiveness of any post-effective amendment to the Registration Statement or the filing of any supplement or amendment to the Prospectus, (ii) the receipt of any comments from the Commission, (iii) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or of the initiation or threatening (known by the Company) of any proceedings for any of such purposes.  The Company will promptly effect the filings necessary pursuant to Rule 424 and will take such steps as they deem necessary to ascertain promptly whether the Prospectus transmitted for filing under Rule 424 was received for filing by the Commission and, in the event that it was not, they will promptly file the Prospectus.  The Company will make every commercially reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

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(b)           Filing of Amendments.  The Company will give MLI notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b) of the 1933 Act Regulations) or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, will furnish MLI with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will give MLI a reasonable opportunity to comment on any such document prior to such proposed filing or use, as the case may be.

(c)           Delivery of Registration Statements.  The Company has furnished to MLI and its counsel, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts.  To the extent the Registration Statement, each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts have been filed with the Commission pursuant to EDGAR, they shall be deemed to have been furnished to MLI.

(d)           Delivery of Prospectuses.  The Company will furnish to ML, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus as ML may reasonably request.  The Prospectus and any amendments or supplements thereto furnished to ML will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)           Continued Compliance with Securities Laws.  The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus.  ML will notify the Company promptly in writing of the completion of the distribution of the Securities.  If at any time, prior to the delivery of notice by ML to the Company of the completion of the distribution of the Securities, when the Prospectus is required by the 1933 Act or the 1934 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of the Company and its counsel or counsel for MLI or for the Company, to amend the Registration Statement in order that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time delivered to a purchaser, not misleading, or if it shall be necessary, in the reasonable opinion of the Company and its counsel or counsel for MLI, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 2(b), such amendment or

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supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to MLI such number of copies of such amendment or supplement as MLI may reasonably request.

(f)            Blue Sky Qualifications.  The Company will use its reasonable efforts, in cooperation with ML, to qualify the Securities for offering under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as ML may designate;  provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.  In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required in connection with the distribution of the Securities.

(g)           Reporting Requirements.  The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(h)           Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner indicated in the Prospectus under “Use of Proceeds.”

(i)            Restriction on Sale of Certain Securities.  During a period of 60 days from the date of this Agreement, the Company will not, without the prior written consent of MLI, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of its common stock, par value $0.01 (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for shares of Common Stock or file any registration statement under the Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of the Common Stock or other securities, in cash or otherwise.  The foregoing sentence shall not apply to (A) issuances of shares of Common Stock in satisfaction of the Company’s obligations under the Confirmation, (B) any shares of the Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Agreement relating to the Common Stock, (C) any shares of the Common Stock issued or options to purchase the Common Stock granted pursuant to employee benefit plans of the Company (including any employee stock option, profit sharing or thrift plans, incentive stock or director stock unit plans, or the Company’s dividend reinvestment and stock purchase plan), (D) any shares of the Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan in effect on the date of this Agreement relating

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to the Common Stock, (E) any shares of Common Stock or such other securities issued as consideration for investments in or acquisitions of entities involved in the investment advisory or investment management activities or other financial services related businesses made by the Company or any of its subsidiaries or (F) any shares of the Common Stock to be issued in connection with the remarketing of the Company’s Income PRIDES issued pursuant to a purchase agreement dated December 18, 2001, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the underwriters named in that agreement.

(j)            Reasonable Inquiries; Information.  In connection with the transactions contemplated herein, the Company agrees that prior to the Date of Delivery, MLI and its counsel shall have the right to make reasonable inquiries into the business of the Company and its subsidiaries.

SECTION 3.           Payment of Expenses.  (a)  Expenses.  The Company will pay all expenses incident to the performance of its obligations under this Agreement including (i) the preparation and filing of the Prospectus, (ii) the preparation and delivery of this Agreement, the Confirmation and such other documents as may be reasonably required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the fees and disbursements of the Company’s counsel, accountants and other advisors or agents (including transfer agents and registrars), (iv) the qualification of the Securities under state securities laws in accordance with the provisions of Section 2(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for ML in connection therewith and in connection with the preparation, printing and delivery of the Blue Sky Survey (if and to the extent such qualification is required by ML or the Company) and (v) the printing and delivery to ML of a reasonable quantity of copies of the Prospectus and any amendments or supplements thereto.  Other than the fees and disbursements referred to in clause (ii) of this section 3(a), the Company is not responsible for the fees and disbursements of or to counsel to ML or MLI.

(b)           Termination of Agreement.  If this Agreement is terminated by MLI in accordance with the provisions of Section 4 or Section 7(a)(i) hereof, the Company shall reimburse MLI for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for MLI.

SECTION 4.           Conditions of MLI’s and ML’s Obligations.  The obligations of MLI and ML hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof and in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)           Effectiveness of Registration Statement.  The Registration Statement has become effective and at the Date of Delivery no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to MLI.

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(b)           Opinion of Counsel for Company.  At the Date of Delivery, MLI shall have received the favorable opinion, dated as of the Date of Delivery, of Goodwin Procter LLP, counsel for the Company, in form and substance satisfactory to MLI and its counsel, to the effect set forth in Exhibit B hereto.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the Commonwealth of Massachusetts, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to MLI.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of the officers of the Company and certificates of public officials.

(c)           Opinion of Counsel for MLI.  At the Date of Delivery,  MLI shall have received the favorable opinion, dated as of the Date of Delivery, of Sidley Austin Brown & Wood LLP, counsel for MLI, with respect to such matters as MLI may reasonably require.  In giving such opinion such counsel may rely, as to all matters governed by laws other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to MLI.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(d)           Officers’ Certificate.  At the Date of Delivery, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, a material adverse change in the business, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and MLI shall have received a certificate of the President or an Executive Vice President or a Senior Vice President of the Company and of the Chief Financial or Chief Accounting Officer of the Company, dated as of the Date of Delivery, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Date of Delivery, (iii) the Company has complied with all agreements entered into in connection with the transactions contemplated herein and satisfied all conditions on its part to be performed or satisfied at or prior to the Date of Delivery and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the best knowledge of such officers, are threatened by the Commission.

(e)           Accountants’ Comfort Letter.  At the time of the execution of this Agreement, MLI shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to MLI and to PricewaterhouseCoopers LLP, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(f)            Bring-down Comfort Letter.  At the Date of Delivery, MLI shall have received from PricewaterhouseCoopers LLP a letter, dated as of the Date of Delivery, to the

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effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than five business days prior to the Date of Delivery.

(g)           Additional Documents.  At the Date of Delivery, counsel for MLI shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the offering and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the offering and sale of the Securities as herein contemplated shall be satisfactory in form and substance in the reasonable judgment of MLI and its counsel.

(h)           Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, may be terminated by MLI by notice to the Company at any time at or prior to the Date of Delivery, and such termination shall be without liability of any party to any other party except as provided in Section 3 and except that Sections 5 and 6 shall survive any such termination and remain in full force and effect.

SECTION 5.           Indemnification.

(a)           Indemnification of MLI.  The Company agrees to indemnify and hold harmless MLI and each person, if any, who controls MLI within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below.

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 5(d) below) any such settlement is effected with the written consent of the Company; and

(iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of one counsel chosen by MLI), reasonably incurred in investigating,

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preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by MLI or by its affiliates or representatives on behalf of MLI expressly for use in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); and provided further, that (without limiting any other rights that MLI may have against the Company) this indemnity agreement and the contribution provisions of Section 6 shall not apply to any loss or damage suffered by MLI solely in its capacity as an investor in the Securities.

(b)           Indemnification of Company, Directors and Officers.  MLI and ML agree, severally and not jointly, to indemnify and hold harmless the Company, its directors, each of its officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by MLI or by its affiliates or representatives on behalf of MLI expressly for use in such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

(c)           Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 5(a) above, counsel to the indemnified parties shall be selected by MLI, and in the case of parties indemnified pursuant to Section 5(b) above, counsel to the indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which

16

indemnification or contribution could be sought under this Section 5 or Section 6 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 5(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.  Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement of the nature contemplated by Section 5(a)(ii) effected without its consent if such indemnifying party (i) reimburses such indemnified party in accordance with such request to the extent it considers such request to be reasonable and (ii) provides written notice to the indemnified party substantiating the unpaid balance as unreasonable, in each case prior to the date of such settlement.

SECTION 6.           Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and MLI and ML on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of MLI and ML on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company (which benefits shall include the proceeds to be received by the Company under the Confirmation) on the one hand and MLI and ML on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company (which proceeds shall include the proceeds to be received by the Company under the Confirmation) bears to the total compensation received by MLI and ML as described in the Prospectus.

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The relative fault of the Company on the one hand and MLI and ML on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by MLI and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and MLI agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 6.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 6 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 6, MLI shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by it and distributed to the public were offered to the public exceeds the amount of any damages which MLI has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 6, each person, if any, who controls MLI within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as MLI, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 7.           Termination of Agreement

(a)           Termination; General.  MLI may terminate this Agreement, by notice to the Company, at any time at or prior to the Date of Delivery (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement or amendment), any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of MLI, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company

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has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either federal or New York authorities.

(b)           Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 3 hereof, and provided further that Sections 5 and 6 shall survive such termination and remain in full force and effect.

SECTION 8.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to MLI shall be directed to Merrill Lynch International at 4 World Financial Center, New York, New York 10080, attention of Paul A. Pepe, Managing Director; notices to the Company shall be directed to it at 600 Hale Street, Prides Crossing, Massachusetts 01965, attention of Chief Financial Officer; and notices to ML shall be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080, attention of Paul A. Pepe, Managing Director.

SECTION 9.           Parties.  This Agreement shall inure to the benefit of and be binding upon the Company, MLI and ML and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Company, MLI and ML and their respective successors and the controlling persons and officers and directors referred to in Sections 5 and 6 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Company, MLI and ML and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from ML shall be deemed to be a successor by reason merely of such purchase.

SECTION 10.         Governing Law and Time.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 11.         Effect of Headings.  The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

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SECTION 12.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company, MLI and ML a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company, MLI and ML and in accordance with its terms.

Very truly yours,

AFFILIATED MANAGERS GROUP, INC.

		By:	/s/ Darrell W. Crate
			Name:	Darrell W. Crate
			Title:	Executive Vice President, Chief Financial Officer and Treasurer

Accepted as of the date hereof:

MERRILL LYNCH INTERNATIONAL

By:	/s/ Brian Carroll
	Name:	Brian Carroll
	Title:	Authorized Signatory

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Angelina Lopes
	Name:	Angelina Lopes
	Title:	Authorized Signatory

Exhibit A

Confirmation of Forward Stock Sale Transaction

October 13, 2004

To:	Affiliated Managers Group, Inc. (“Counterparty” or “Party B”)
600 Hale Street
Prides Crossing, MA 01965

From:	Merrill Lynch International (“MLI” or “Party A”)
Merrill Lynch Financial Centre
2 King Edward Street
London, England
EC1A 1HQ

From:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Solely as Agent
tel: (212) 449-3149
fax: (212) 449-2697

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.                                       The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and the 2000 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had

executed an agreement in such form (but without any Schedule except for the election of (i) the laws of the State of New York as the governing law and (ii) United States dollars as the Termination Currency on the Trade Date). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

Party A and Party B each represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.                                       The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	October 13, 2004

Effective Date:	October 18, 2004

Base Amount:	Initially, 1,885,726 Shares. On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:

October 18, 2005 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day); subject to extension if a Settlement Date on such date is deferred as provided below in clause (i) of the proviso to the definition of Settlement Date; provided that if the Maturity Date is a Disrupted Day, then the Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day. For the avoidance of doubt, if on the Maturity Date the Base Amount is zero, then such date will not constitute a Settlement Date and neither party will have a payment or delivery obligation resulting from the occurrence of the Maturity Date.

Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 plus (ii) the Daily Rate for such day.

Initial Forward Price:	USD $53.03 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread divided by (ii) 365.

USD-Federal Funds Rate

For any day,  the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears on any day on such page, the rate for the immediately preceding day on which a rate appears shall be used for such day.

Spread:	0.95%

Shares:	Common Stock, $0.01 par value per share, of Affiliated Managers Group, Inc. (the “Issuer”) (Exchange identifier: “AMG”).

Exchange:	New York Stock Exchange.

Related Exchange(s):	All.

Clearance System:	DTC.

Calculation Agent:	MLI.

Settlement Terms:

Settlement Date:

Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by Party B in a written notice (a “Settlement Notice”) which satisfies the Settlement Notice Requirements and which is delivered to Party A at least (a) 1 Scheduled Trading Days prior to such Settlement Date and at least five Scheduled Trading Days prior to the Maturity Date, if Physical Settlement applies, and (b) five Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Stock Settlement applies; provided that (i) if Cash Settlement or Net Stock Settlement applies, any Settlement Date, including a Settlement Date on the scheduled Maturity Date, shall be deferred until the date on which Party A is able to completely unwind its hedge with respect to the portion of the Base Amount to be settled if Party A is unable to completely unwind its hedge with respect to the portion of the Base Amount to be settled during the Unwind Period due to the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, the existence of any Suspension Day or Disrupted Day or the lack of sufficient liquidity in the Shares during the Unwind Period and (ii) no more than three Settlement Dates other than the Maturity Date may be designated by Party B; provided further that if Party A shall fully unwind its hedge with respect to the portion of the Base Amount to be settled during an Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; provided further that if any Settlement Date specified above is not an Exchange Business Day, the Settlement Date shall instead be the next Exchange Business Day.

Early Termination Settlement:

During the term of the Transaction, Party B may designate a date prior to the Maturity Date upon which the Transaction will terminate as described herein. Such designation will be made by providing Party A with at least 1 Scheduled Trading Days prior written notice of the Scheduled Trading Day on which a number of Settlement Shares equal in amount to the Base Amount on such date will be settled if Physical Settlement applies, or five Scheduled Trading Days prior written notice of the Scheduled Trading Day prior to the Maturity Date on which a number of Settlement Shares equal in amount to the Base Amount on such date will be settled if Net Stock or Cash Settlement applies, unless both parties mutually agree otherwise; provided that (i) if Cash Settlement or Net Stock Settlement applies, any Settlement Date shall be deferred until the date on which Party A is able to completely unwind its hedge with respect to the portion of the Base Amount to be settled if Party A is unable to completely unwind its hedge with respect to the portion of the Base Amount to be settled during the Unwind Period due to the restrictions of Rule 10b-18 under the Exchange Act agreed to hereunder, the existence of any Suspension Day or Disrupted Day or the lack of sufficient liquidity in the Shares during the Unwind Period; provided further that if any Settlement Date specified above is not an Exchange Business Day, the Settlement Date shall instead be the next Exchange Business Day.

Settlement Shares:

With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice; provided that, on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date; provided further that if a Settlement Date has been specified for a number of Shares equal to the Base Amount prior to the Maturity Date and such Settlement Date has been deferred as described above until a date later than the Maturity Date, the number of Settlement Shares on the Maturity Date shall be zero.

Settlement:

Physical, Cash, or Net Stock, at the election of Party B as set forth in a Settlement Notice; provided that if no election is made by Party B, Physical Settlement shall apply. The parties hereto acknowledge that Party B cannot be obligated to settle this Transaction by cash payment unless Party B elects Cash Settlement.

Unwind Period:	The period from and including the first Exchange Business Day following the date Party B elects Cash Settlement or Net Stock Settlement in respect of a Settlement Date through the third Scheduled

Trading Day preceding such Settlement Date (as such date may be changed by Party A as described in the second proviso to the definition of Settlement Date above); provided further that if an Acceleration Event occurs during an Unwind Period, the Acceleration Event provisions shall apply with respect to the number of Settlement Shares to be subject to Termination Settlement following such Acceleration Event, and if after application of the Acceleration Event provisions there are no more Settlement Shares with respect to such Unwind Period for which Party A has not yet unwound its hedge, such Unwind Period shall terminate and the Settlement Date for the number of Shares as to which Party A has unwound its hedge shall occur on the applicable Termination Settlement Date.

Unwind Daily Share
Amount:

On each Exchange Business Day during the Unwind Period, other than a Suspension Day or a Disrupted Day, Party A will, in accordance with the principles of best execution, purchase a number of Shares equal to the lesser of (i) 100% of the volume limitation of Rule 10b-18 for the Shares on such Exchange Business Day calculated as if Rule 10b-18 applied to such purchase, without reference to any block purchases, (ii)  25% of the daily trading volume for the Shares on the Exchange on such Exchange Business Day, or (iii) the number of Shares necessary to complete the purchases required to calculate the Cash Settlement Amount or the Net Stock Settlement Shares, as the case may be, if an Early Termination Date has occurred.

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:

On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A a number of Shares equal to the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.

Physical Settlement Amount:

For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of the Forward Price on such Settlement Date and the number of Settlement Shares for such Settlement Date.

Cash Settlement:

On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount is a positive number, Party A will pay the Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of the Cash Settlement Amount to Party A. Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:

An amount determined by the Calculation Agent equal to: (i)(A) the Forward Price as of the first day of the applicable Unwind Period minus (B) the weighted average price at which Party A is able to purchase Shares during the Unwind Period to unwind its hedge with respect to the portion of the Base Amount to be settled taking into account Shares anticipated to be delivered or received if Net Stock Settlement applies, in compliance with the timing and volume restrictions of Rule 10b-18 under the Exchange Act during the Unwind Period, plus $0.02, multiplied by (ii) the Settlement Shares.

Net Stock Settlement:

On any Settlement Date in respect of which Net Stock Settlement applies, if the Cash Settlement Amount is a (i) positive number, Party A shall deliver a number of Shares to Party B equal to the Net Stock Settlement Shares, and (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the Net Stock Settlement Shares; provided that if Party A determines in its good faith judgment that it would be required to deliver Net Stock Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Stock Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Stock Settlement Shares:

With respect to a Settlement Date, the absolute value of the Cash Settlement Amount divided by the weighted average price at which Party A is able to purchase Shares during the Unwind Period to unwind its hedge with respect to the portion of the Base Amount to be settled during the Unwind Period, with the number of Shares rounded up in the event such calculation results in a fractional number.

Settlement Currency:	USD.

Failure to Deliver:	Applicable.

Suspension of Cash or Net Stock Settlement:

Suspension Day:

Any day on which Party A determines based on the advice of counsel that Cash or Net Stock Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3.             Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Pricing Agreement dated the date hereof among Party B, MLI and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Pricing Agreement”) and any certificate delivered pursuant thereto by Party B be true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B have performed all of the obligations required to be performed by it under the Pricing Agreement on or prior to the Effective Date, and (iii) the satisfaction of all of the conditions set forth in Section 4 of the Pricing Agreement.

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)          Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)         Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the full number of Shares as shall then be issuable upon settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(c)          Prior to any Settlement Date, the Settlement Shares with respect to that Settlement Date shall have been approved for listing on the Exchange, subject to official notice of issuance, and such Settlement Shares shall have been registered under the Exchange Act.

(d)         The execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction as herein contemplated, including the issuance of any Shares pursuant to Net Stock Settlement, will not result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority.

(e)          No filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act, (ii) as may be required to be obtained under state securities laws.

(f)            Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Base Amount would be equal to or greater than 8.5% of the number of then-outstanding Shares.

(g)         Party B agrees to provide notice to Party A at least 20 Business Days prior to the declaration of any distribution, issue or dividend consisting of cash to existing holders of the Shares with a record date on or prior to the final Settlement Date under this Confirmation.

(h)         Party B is not insolvent, nor will Party B be rendered insolvent as a result of this Transaction.

(i)             Neither Party B nor any of its affiliates shall take any action that would cause any purchases of Shares by Party A or its affiliates in connection with any Cash Settlement or Net Stock Settlement of this Transaction not to comply with Rule 10b-18 under the Exchange Act as if such rule applied to this Transaction.

(j)             Party B is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

(k)          In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Stock Settlement if such settlement would result in a violation of the U.S. federal securities laws, including any claim based on the nondisclosure of material nonpublic information concerning itself or the Shares, or any other federal or state law or regulation applicable to Party B.

Covenant of Party B:

(a)          The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date and delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act of 1933, as amended, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an affiliate of Party A to hedge Party A’s exposure under the Transaction. Accordingly, Party B agrees that the Settlement Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such

Settlement Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

(b)         Party B further agrees that no filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency in will be necessary or required for the issuance and delivery by Party B of the Settlement Shares or for the performance by Party B of any other transactions contemplated by this Confirmation, except as may be required to be obtained under applicable Blue Sky laws.

Covenants of Party A:

(a)          Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out any open loans with respect to Shares.

(b)   In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Stock Settlement of this Transaction, Party A shall use its best efforts to comply, or cause compliance, with the provisions of Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases. For the avoidance of doubt, the foregoing covenant shall not apply with respect to any Termination Settlement.

Acceleration Events: An Acceleration Event shall occur if:

(a)          Stock Borrow Events. Notwithstanding any other provision hereof, if, in its good faith judgment Party A is unable to hedge Party A’s exposure to the Transaction (a “Stock Borrow Event”) because (i) of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) it is otherwise commercially impracticable because sufficient Shares cannot be borrowed at a rate less than 60 basis points and Party B has not agreed to an increase in the Spread equal to the amount such borrow rate exceeds 60 basis points, then Party A shall have the right to designate any Exchange Business Day to be a Early Termination Date on at least two Exchange Business Days’ notice, and to select the number of Settlement Shares for such Early Termination Date; provided that the number of Settlement Shares for any Early Termination Date so designated by Party A shall not exceed the number of Shares as to which such inability exists, and provided further that Physical Settlement shall apply unless Party A, at the request of Party B, agrees that a Cash Settlement or Net Stock Settlement is commercially reasonable.

(b)         Share Price. Notwithstanding any other provision hereof, if the closing sale price per Share on the Exchange for the regular trading session on any Exchange Business Day occurring after the Trade Date is less than or equal to $8.00 (adjusted for any stock splits, stock dividends and other similar events), Party A shall have the right to designate any Exchange Business Day to be an Early Termination Date on at least ten Exchange Business Days’ notice, and to select the number of Settlement Shares for such Early Termination Date. Upon the designation of such Early Termination Date, Party B shall promptly notify Party A of the settlement method, provided that if Party B fails to do so, Physical Settlement shall apply.

(c)          Dividends and Other Distributions. Notwithstanding any other provision hereof, but subject to clause (a) hereof, if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) cash or (ii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by Party A, then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Day’s notice; or

(d)         Merger Event. Notwithstanding any other provision hereof, if on any day occurring after the Trade Date Party B notifies Party A of an impending Merger Event (as defined in the 2002 Definitions), then Party A shall have the right, on and after the twentieth Exchange Business Day prior to the scheduled date of consummation of such Merger Event, to designate any Scheduled Trading Day to be a Settlement Date for Physical Settlement of the entire Transaction on at least three Scheduled Trading Day’s notice. Party B shall notify Party A of an impending Merger Event and the scheduled date of consummation thereof, not later than 20 Exchange Business Days prior to such scheduled date of consummation; or

(e)          ISDA Early Termination Date. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if either Party A or Party B has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, such party shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice. Upon the designation of such Settlement Date, Party B shall promptly notify Party A of the settlement method, provided that if Party B fails to do so, Physical Settlement shall apply; or

(f)            Other ISDA Events. Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, if a Nationalization, Insolvency, Insolvency Filing, Delisting or Change in Law occurs, Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least three Scheduled Trading Days’ notice, and Party A shall be the Determining Party. Upon the designation of such Settlement Date, Party B shall promptly notify Party A of the settlement method, provided that if Party B fails to do so, Physical Settlement shall apply.

Termination Settlement:

If a Settlement Date is specified following an Acceleration Event (a “Termination Settlement Date”), Physical Settlement shall apply with respect to such Termination Settlement Date; provided, however, that at the request of Party B, Party A shall use reasonable efforts to accommodate Cash or Net Stock Settlement.

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, at least one Scheduled Trading Day prior to any Termination Settlement Date, Party A shall notify Party B in writing of the number of Shares (the “Termination Share Amount”) deliverable on such Termination Settlement Date and whether such amount is payable or deliverable by Party A or Party B. On any Termination Settlement Date, the applicable party shall deliver a number of Shares equal to the Termination Share Amount to the other party.

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, Party A shall determine the Termination Share Amount in its reasonable discretion based on its estimate of the net economic equivalent to both Party A and Party B if the Transaction had been subject to Physical Settlement in accordance with the terms of this Confirmation; provided that Party A may consider in determining the Termination Share Amount its good faith estimate of any losses or costs it may incur in connection with terminating, liquidating or unwinding its hedge with respect to the Transaction; provided further that in determining the Termination Share Amount, Party A may consider whether any Shares to be delivered by Party B would be freely tradeable.

If Party B delivers any Shares pursuant to this provision that may not be immediately freely transferred by Party A (or an affiliate of Party A) to its securities lenders upon delivery thereof to Party A (or such affiliate of Party A) under applicable securities law, Party B agrees that (i) such Shares may be transferred by and among Merrill Lynch & Co., Inc. and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such affiliate of Party A).

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Stock Settlement or Termination Settlement, more than 1,885,726 Shares to Party A, subject to reduction by the amount of any Shares delivered by Party B on any prior Settlement Date.

Market Disruption Event:

Section 6.3(a) of the 2002 Definitions is amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,”.

Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any affiliate of Party A or any entity organized or sponsored by Party A without the prior written consent of Party B; provided, however, that such assignee’s obligations shall be guaranteed by Merrill Lynch & Co., Inc. in accordance with this Confirmation. Notwithstanding any other provision of this Confirmation to the contrary requiring or allowing Party A to purchase or receive any Shares from Party B, Party A may designate any of its affiliates to purchase or receive such Shares or otherwise to perform Party A’s obligations in respect of this Transaction and any such designee may assume such obligations, and Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Guarantee of Party A

Merrill Lynch & Co., Inc. shall guarantee all obligations of Party A under this Confirmation and shall execute a Guarantee in favor of Party B substantially in the form of Annex A hereto.

Matters Relating to Agent:

Each party agrees and acknowledges that (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent, (the “Agent”) acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Party B or Party A hereunder, either with respect to the delivery of cash or Shares, either at the beginning or the end of the transactions contemplated hereby. In this regard, each Party A and Party B acknowledges and agrees to look solely to the other for performance hereunder, and not to the Agent.

Indemnity

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under Transaction, any breach of any covenant or representation made by Party B in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby and will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found by a court in a final judgment that is nonappealable as a matter of right to have resulted from Party A’s gross negligence, willful misconduct or violation of law.

Miscellaneous

Non-Reliance:	Applicable

Additional Acknowledgements:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable. The parties acknowledge the Pricing Agreement and related sales of Shares described therein.

4.             The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be entitled to receive Shares hereunder (whether in connection with the purchase of Shares on any Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in Merrill Lynch & Co., Inc. directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange

Act) at any time in excess of 9% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Merrill Lynch & Co., Inc. directly or indirectly so beneficially owning in excess of 9% of the outstanding Shares. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that such delivery would not result in Merrill Lynch & Co., Inc. directly or indirectly so beneficially owning in excess of 9% of the outstanding Shares.

Party B Representations.

Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction; and (iii) is entering into this Transaction for a bona fide business purpose.

Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

Party B will by the next succeeding Business Day notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

As of the date hereof, Party B is not insolvent.

Acknowledgements:

The parties hereto intend for:

(a)          this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)         a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)          Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)         all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

5.             ISDA Master Agreement

With respect to the Agreement, Party A and Party B each agree as follows:

Specified Entities:

(i) in relation to Party A, for the purposes of:

Section 5(a)(v):                                      not applicable

Section 5(a)(vi):            not applicable

Section 5(a)(vii):           not applicable

Section 5(b)(iv):           not applicable

and (ii) in relation to Party B, for the purposes of:

Section 5(a)(v):             not applicable

Section 5(a)(vi):            not applicable

Section 5(a)(vii):           not applicable

Section 5(b)(iv):           not applicable

“Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

The “Cross Default” provisions of Section 5(a)(vi)(1) of the Agreement will apply to Party A and to Party B; provided that the phrase “, or becoming capable at such time of being declared,” is hereby deleted from Section 5(a)(vi)(1) of the Agreement.

“Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement.

“Threshold Amount” with respect to Party A means USD 100,000,000 (or the U.S. dollar equivalent in any other currency or currencies) and with respect to Party B means USD 50,000,000

The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Party A and to Party B.

The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Party A and to Party B.

“Termination Currency” means USD.

Additional Termination Event. The following shall constitute an Additional Termination Event: None

Tax Representations:

(I)                                    For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(d), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

(II)                                For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:

(i)                         Party A represents that it is a corporation organized under the laws of England and Wales.

(ii)                      Party B represents that it is a corporation incorporated under the laws of the State of Delaware.

Tax Forms: For the purpose of Sections 3(d), 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:

Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

Other documents to be delivered:

Party Required to Deliver Document	Document Required to be Delivered	When Required	Covered by Section 3(d) Representation
Party A and Party B	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before execution and delivery of this Confirmation	Yes

Party B	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the Transaction	Upon or before execution and delivery of this Confirmation	Yes

Party A	Guarantee of its Credit Support Provider, substantially in the form of Exhibit A attached hereto, together with evidence of the authority and true signatures of the signatories, if applicable	Upon or before execution and delivery of this Confirmation	Yes

Process Agent: For the purpose of Section 13(c) of the Agreement, Party A appoints as its process agent:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

222 Broadway, 16th Floor

New York, NY 10038

Attention: Litigation Department

Party B does not appoint a Process Agent.

(a)          Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Address:	c/o Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Four World Financial Center
North Tower, 5th Floor
New York, NY 10080
Attention:	Equity-Linked Capital Markets
Telephone No.:	(212) 449-6763
Facsimile No.:	(212) 738-1069

Address for notices or communications to Party B:

Address:	Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, MA 01965
Attention:	Chief Financial Officer

Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither Party A nor Party B is a Multibranch Party.

Credit Support Document.

Party A: Guarantee of Merrill Lynch & Co., Inc. in the form attached hereto as Exhibit A.

Party B: None

Credit Support Provider.

With respect to Party A: Merrill Lynch & Co., Inc. and with respect to Party B, Not Applicable.

Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.

Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction; provided, however, that with respect to this Agreement or any other ISDA Master Agreement between the parties, any Share delivery obligations on any day of Party B, on the one hand, and Party A, on the other hand, shall be netted. The resulting Share delivery obligation of a party upon such netting shall be rounded down to the nearest number of whole Common Shares, such that neither party shall be required to deliver any fractional Common Shares.

Accuracy of Specified Information.  Section 3(d) of the Agreement is hereby amended by adding in the third line thereof after the word “respect” and before the period the words “or, in the case of audited or unaudited financial statements or balance sheets, a fair presentation of the financial condition of the relevant person.”

Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:

Eligible Contract Participant; Line of Business. It is an “eligible contract participant” as defined in the Commodity Futures Modernization Act of 2000 and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.

Amendment of Section 3(a)(iii). Section 3(a)(iii) of the Agreement is modified to read as follows:

No Violation or Conflict. Such execution, delivery and performance do not materially violate or conflict with any law known by it to be applicable to it, any provision of its constitutional documents, any order or judgment of any court or agency of government applicable to it or any of its assets or any material contractual restriction relating to Specified Indebtedness binding on or affecting it or any of its assets.

Amendment of Section 3(a)(iv). Section 3(a)(iv) of the Agreement is modified by inserting the following at the beginning thereof:

“To such party’s best knowledge,”

Additional Representations:

Party B Representations. Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction; and (iii) is entering into this Transaction for a bona fide business purpose to hedge an existing position.

Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

Party B will by the next succeeding Business Day notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Adjustment Event.

FDICIA Representation. Party A represents that it is a “financial institution” for purposes of Section 402 of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (the “Statute”), and the regulations promulgated pursuant thereto because either (A) it is a broker or dealer, a depository institution or a futures commission merchant (as such terms are defined in the Statute) or (B) it will engage in financial contracts (as so defined) as a counterparty on both sides of one or more financial markets (as so defined) and either (I) had one or more financial contracts of a total gross dollar value of at least $1 billion in notional principal amount outstanding on any day during the previous 15-month period with counterparties that are not its affiliates or (II) had total gross mark-to-market positions of at least $100,000,000 (aggregated across counterparties) in one or more financial contracts on any day during the previous 15-month period with counterparties that are not its affiliates.

(d)           all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Amendment of Section 6(d)(ii). Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”. Section 6(d)(ii) is further modified by deleting the words “two Local Business Days” in the fourth line thereof and substituting therefor “three Local Business Days.”

Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation.

Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality.

6.             Miscellaneous

(a) Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

(b) Severability.

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

MERRILL LYNCH INTERNATIONAL

By:	/s/ Brian Carroll
Name:	Brian Carroll
Title:	Authorized Signatory

Confirmed as of the date first written above:

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ Darrell W. Crate
Name:	Darrell W. Crate
Title:	Executive Vice President, Chief Financial Officer and Treasurer

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Agent

By:	/s/ Angelina Lopes
Name:	Angelina Lopes
Title:	Authorized Signatory

Exhibit B

FORM OF OPINION OF COMPANY’S COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 4(b)

(i)            The Company is a corporation duly incorporated and validly existing in good standing under Delaware law.

(ii)           The Company has the corporate power to conduct its business and to own, lease and operate its properties as such business and properties are described in the Prospectus and to enter into the Pricing Agreement and the Confirmation.

(iii)          The Company is duly qualified as a foreign corporation to do business and is in good standing in Massachusetts and Missouri.

(iv)          The Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

(v)           The sale of the Securities in accordance with the Pricing Agreement will not be subject to any preemptive right in the Certificate of Incorporation or the By-laws of the Company or pursuant to the Delaware General Corporation Law.

(vi)          Each subsidiary listed in Exhibit A hereto is an existing corporation, limited liability company, limited partnership, general partnership or association with transferable shares (commonly known as a “Massachusetts business trust”), as the case may be; and each such subsidiary which is a corporation, limited liability company, limited partnership or Massachusetts business trust is in good standing under the laws of its jurisdiction of organization.

(vii)         The Pricing Agreement has been duly authorized, executed and delivered by the Company.

(viii)        The Confirmation has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(ix)           The statements in the Prospectus under the caption “Description of the Common Stock,” insofar as such statements contain descriptions of laws, rules or regulations, and in so far as such statements describe the Company’s Certificate of Incorporation or By-laws, are correct in all material respects.

(x)            No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority (other than as may be required under the securities or blue sky laws of any state or other jurisdiction of the United States, as to which we express no opinion) is necessary or required in connection with the due authorization, execution and delivery of the Pricing Agreement and the Confirmation, or for the issuance of the shares of Common Stock to be purchased by MLI from the Company in accordance with the Confirmation (the “Settlement Shares”), except that, with respect to the issuance of the Settlement Shares, this opinion relies upon the SEC Staff Interpretation of Section 5 of the 1933 Act set forth in the no-action letter captioned Goldman, Sachs & Co. (available October 9, 2003) (the “No-action Letter”) and assumes that (i) Prospectuses were delivered by the Underwriter in connection with sales of the Securities in an amount greater than or equal to the number of Settlement Shares and (ii) MLI only delivers the Settlement Shares to close out open borrowings created in the course of the hedging activities by MLI relating to its exposure under the Confirmation in compliance with the Confirmation.  We note that the issuance of the Settlement Shares is subject to the acceptance of the Settlement Shares for listing on he New York Stock Exchange.

(xi)           In reliance upon the No-action Letter, MLI will not have an obligation to deliver a prospectus in connection with the shares delivered to it by the Company upon such settlement, assuming that (i) Prospectuses were delivered by the Underwriter in connection with sales of the Securities in an amount greater than or equal to the number of Settlement Shares and (ii) MLI only delivers the Settlement Shares to close out open borrowings created in the course of the hedging activities by MLI relating to its exposure under the Confirmation in compliance with the Confirmation.

(xii)          The Settlement Shares have been duly authorized and reserved for issuance by all necessary corporate action; and such shares, when issued and delivered by the Company to MLI in accordance with the Confirmation against payment of the consideration set forth therein, will be validly issued and will be fully paid and non-assessable.

(xiii)         The Registration Statement has been declared effective under the 1933 Act; any required filing of the Prospectus pursuant to Rule 424(b) under the 1933 Act has been made in the manner and within the time period required by Rule 424(b); and, to our knowledge (i) no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and (ii) no proceedings for that purpose have been instituted or are pending or threatened by the Commission under the 1933 Act.

(xiv)        The Registration Statement and the Prospectus, excluding the documents incorporated by reference therein, as of their respective effective or issue dates (and other than the financial statements and supporting schedules and other financial and statistical data included or incorporated by reference therein or omitted therefrom and the Statements of Eligibility on Form T-1, as to which we express no opinion) appeared to us on their face to comply as to form in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations.

(xv)         The execution and delivery of the Pricing Agreement and the Confirmation by the Company, and the consummation of the transaction contemplated in the Pricing Agreement, the Confirmation and in the Prospectus (i) do not constitute a breach of, or default or Repayment Event (as defined in Section 1(a)(xi) of the Pricing Agreement) under any of the agreements identified on Exhibit B hereto and (ii) will not violate the provisions of the Certificate of Incorporation or By-laws of the Company, the Delaware General Corporation Law or any applicable Massachusetts or Federal law, statute, rule or regulation, or any order, judgment, writ or decree of any Delaware, Massachusetts or Federal court, of which order, judgment, writ or decree we have knowledge and which order, judgment, writ or decree specifically names the Company or otherwise is known by us to be directly binding upon the Company.

(xvi)        Based solely on a review of the Commission’s Investment Advisor Public Disclosure website, each subsidiary of the Company identified on Exhibit C hereto (“Adviser Subsidiary”) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and no Adviser Subsidiary is required to be registered, licensed or qualified as an investment adviser under state or local laws in the United States. The Company is not required to register as an investment adviser within the meaning of the Advisers Act and the rules and regulations of the Commission promulgated thereunder.

(xvii)       The Company is not an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xviii)      The consummation of the transactions contemplated herein will not result in an “assignment,” within the meaning of the Advisers Act or the Investment Company Act, of any investment advisory agreement to which the Company or any Adviser Subsidiary is a party.

Counsel shall be entitled to include an exception for the effect of public policy and Federal and state securities laws on its opinion (vi) above.